Exhibit 16(1)(a):  Form of Underwriting Agreement by and between Aetna Insurance Company of America and Variable Annuity Account I and Variable Annuity Account II and Aetna Life Insurance and Annuity Company

FORM OF
PRINCIPAL UNDERWRITING AGREEMENT

     THIS UNDERWRITING AGREEMENT ("Agreement") is effective as of the _____ day of __________, 19___, by and between Aetna Insurance Company of America ("AICA"), on its own behalf and on behalf of Variable Annuity Account I and Variable Annuity Account II (the "Accounts"), separate accounts of AICA, and Aetna Life Insurance and Annuity Company, (the "Underwriter").

WHEREAS, the Accounts were established pursuant to authority granted by a resolution of AICA's Board of Directors dated May 31, 1994;

WHEREAS, the Accounts will maintain the net proceeds of and reserves for certain variable annuity contracts issued by AICA (the "Contracts");

     WHEREAS, AICA has registered the Accounts as unit investment trusts under the Investment Company Act of 1940 and has registered or will register the Contracts for sale under the Securities Act of 1933; and

     WHEREAS, AICA and the Accounts desire to have the Contracts sold through the Underwriter, and the Underwriter is willing to provide for the sale of the Contracts under the terms stated herein; NOW THEREFORE, in consideration of their mutual promises the parties hereto agree as follows:

1. PRINCIPAL UNDERWRITER

     AICA appoints the Underwriter as, and the Underwriter agrees to serve as, principal underwriter of the Contracts during the term of this Agreement. The Underwriter agrees to use its best efforts to provide for the solicitation of applications for the Contracts, and to undertake at its own expense to provide all sales services relative to the Contracts and to perform otherwise all duties and functions that are necessary and proper for the distribution of the Contracts.

2. SALES AGREEMENTS

     The Underwriter is hereby authorized to enter into written sales agreements with other broker-dealers for the sale of the Contracts on terms and conditions not inconsistent with and subject to this Agreement.

3. REGISTRATION AND RESPONSIBILITY OF UNDERWRITER

     The Underwriter represents that it is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD") and shall be registered if necessary or otherwise appropriately qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations. In this connection, the Underwriter agrees that it shall be responsible for ensuring that any organization with which it enters into a sales agreement for the sale of the Contracts, and such organization's agents or representatives, are duly and appropriately licensed, registered, appointed and otherwise qualified to offer and sell the Contracts under the federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction in which the Contracts may be lawfully sold and in which AICA is licensed to sell the Contracts;

4. CONTROL AND RESPONSIBILITY

     AICA shall have ultimate control and responsibility of the functions that it has delegated. AICA shall own and have custody of its general corporate accounts and records.

5. ADMINISTRATIVE SERVICES, BOOKS, RECORDS AND REPORTS

     The Underwriter shall cause to be maintained and preserved for the periods prescribed such accounts, books and other documents as are required of it by the Investment Company Act of 1940 and any other applicable laws and regulations. The books, accounts and records of AICA, the Accounts and the Underwriter as to all transactions effected in accordance with this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of such transactions, including the sale of Contracts and payment of commissions and service fees by AICA. The Underwriter shall furnish AICA with such reports as it may reasonably request for the purpose of meeting its reporting and record keeping requirements in accordance with applicable laws and regulations.

6. FIDUCIARY CAPACITY

     Underwriter agrees that any purchase payments it receives for the Contracts will be held in a fiduciary capacity and agrees to transfer any such amount to AICA within three business days.

 7. COMPENSATION TO UNDERWRITER

     AICA will pay the Underwriter for services rendered hereunder as billed by the Underwriter and agreed to by AICA. Underwriter agrees that reimbursement shall be limited to actual expenses.

8. NON EXCLUSIVITY

     The services of the Underwriter to the Accounts hereunder are not to be deemed exclusive and the Underwriter shall be free torender similar services to others as long as its services provided hereunder are not impaired or interfered with thereby.

9. NON ASSIGNABILITY

This Agreement shall be nonassignable by the parties hereto.

10. AMENDMENT

     This Agreement shall be amended only by written agreement of the parties hereto.

11. TERMINATION

(a) This Agreement may be terminated by either party hereto for any reason upon 60 days' written notice to the other party.

     (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

(c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

(d) This Agreement shall automatically terminate three years after the date of execution and may be renewed for subsequent three-year periods.

     (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payment of contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by AICA prior to termination.

12. APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

13. SEVERABILITY

     If any provision of this Agreement shall be held or made invalid by a court, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed as of the day and year first above written.

AETNA INSURANCE COMPANY OF AMERICA

By _______________________________________ Its _______________________________________

AETNA INSURANCE COMPANY OF AMERICA, ON BEHALF OF ITS VARIABLE ANNUITY

ACCOUNTS I AND II

By ________________________________________ Its ________________________________________

AETNA LIFE INSURANCE AND
ANNUITY COMPANY

By _________________________________________
Its _________________________________________